Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS DEBENTURE (DEFINED BELOW) HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY TREASURY REGULATIONS PROMULGATED UNDER SECTION 1275(c) OF THE CODE.  PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), [●], A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING NO LATER THAN TEN DAYS AFTER THE ISSUANCE DATE OF THIS DEBENTURE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i).  [●] MAY BE REACHED AT TELEPHONE NUMBER [●].

Original Issue Date: [___], 2025

$22,222,222

SENIOR SECURED CONVERTIBLE DEBENTURE DUE [__], 2028

THIS SENIOR SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued Senior Secured Convertible Debentures of PDS Biotechnology Corporation, a Delaware corporation (the “Company”), having its principal place of business at 303A College Road East, Princeton, NJ 08540, designated as its Senior Secured Convertible Debenture due [___], 2028 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to [_______] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $22,222,222 on [___], 2028 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.          Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Account Control Agreement” means any control agreement entered into among the depository institution at which the Company or any Subsidiary maintains a deposit account, the Company, and the Collateral Agent pursuant to which the Collateral Agent, obtains control (within the meaning of the Code) over such deposit account, in form and substance reasonably satisfactory to the Collateral Agent.

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Applicable Rate” means a variable annual rate equal to the sum of (A) the Prime Rate, plus (B) 5.0%.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not stayed or dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any material part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), (b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the management or policies of the Company or control over the equity interests of such Person entitled to vote for members of the Board of Directors of the Company on a fully-diluted basis (and taking into account all such voting power that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such equity interests, (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person or (d) a replacement at one time of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date).

“Company Redemption Amount” shall have the meaning set forth in Section 2(c).

“Company Redemption Date” shall have the meaning set forth in Section 2(c).

“Company Redemption Notice” shall have the meaning set forth in Section 2(c).

“Company Redemption Notice Date” shall have the meaning set forth in Section 2(c).

“Company Redemption Period” shall have the meaning set forth in Section 2(c).

“Company Redemption Premium” means (i) if this Debenture is redeemed pursuant to Section 2(c) on or after the first anniversary of the Original Issue Date and prior to the second anniversary of the Original Issue Date, an amount equal to 103% of the principal amount of this Debenture so redeemed and (ii) if this Debenture is redeemed pursuant to Section 2(c) on or after the second anniversary of the Original Issue Date, an amount equal to 102% of the principal amount of this Debenture so redeemed.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 2(e).

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Debentures), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is sixty (60) days after the Maturity Date. Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms provides that obligations thereunder will be satisfied by delivery of Common Stock shall not be deemed to be Disqualified Stock.

“Effectiveness Period” shall have the meaning set forth in the Registration Rights Agreement.

“Equity Conditions” means, during the period in question, (a) a registration statement registering the resale of all shares of Common Stock issued, issuable or required to be issued pursuant to this Debenture has been filed by the Company and has been declared effective by the Commission and is available for use by the Holder, (b) the shares of Common Stock are listed and/or trading  on a Trading Market (and the Company reasonably believes that the listing and/or trading in the Common Stock on the Trading Market will continue for the foreseeable future) and all shares of Common Stock issued, issuable or required to be issued pursuant to this Debenture are listed or quoted (or approved for such listing or quotation, subject to notice of issuance) for trading on such Trading Market and the issuance of such shares of Common Stock pursuant to the Debenture would not violate the rules and regulations of any such Trading Market, (c) the number of shares of Common Stock that may be issued out of the Company’s authorized and unissued shares of Common Stock is sufficient for the issuance or delivery of all of the shares then issuable or deliverable pursuant to the Transaction Documents, including, without limitation all outstanding Debentures, (d) there is no existing Event of Default and no existing event which, with the expiration of a cure period or the giving of notice, would constitute an Event of Default, (e) the Holder is not in possession of any information provided by or on behalf of the Company that constitutes, or may constitute, material non-public information, and (f) the shares of Common Stock are eligible for electronic transfer through the facilities of DTC (and not subject to “chill”).

“Event of Default” shall have the meaning set forth in Section 8(a).

“Excluded Account” shall have the meaning set forth in the Security Agreement.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, options, or other equity incentives to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and any securities upon exercise of securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Debenture, provided that such securities have not been amended since the date of this Debenture to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) shares of Common Stock issued and sold pursuant to an “at the market” offering program at prevailing market prices for the Common Stock.

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Holder Redemption Amount” shall have the meaning set forth in Section 2(d).

“Holder Redemption Notice” shall have the meaning set forth in Section 2(d).

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services including without limitation, merchant cash advances (excluding trade credit and trade accounts payable incurred in the ordinary course of business which are not past due), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, currency swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitutes a business unit or all or a substantial part of the business of, such Person.

“Late Fees” shall have the meaning set forth in Section 2(e).

“Market Capitalization” means, as of any date of determination, the product of (x) the shares of Common Stock outstanding as reported on the most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K, or Current Report on Form 8-K (as applicable) and (y) the closing trade price of the shares of Common Stock on such date of determination.

“Mandatory Default Amount”  means the sum of (a) 112% of the outstanding principal amount of this Debenture, plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture.

“Monthly Allowance” shall have the meaning set forth in Section 2(d).

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Original Issue Discount” shall have the meaning set forth in Section 2(f).

“Permitted Acquisitions” means any acquisition where, immediately prior to and pro forma for the completion of such acquisition, the Company and its Subsidiaries shall have (x) aggregate unrestricted cash on-hand across its deposit accounts subject to an Account Control Agreement of at least $60,000,000 and (y) a Market Capitalization of at least $80,000,000.

“Permitted Dispositions” means (i) licenses or other dispositions (excluding abandonment) of Intellectual Property and/or any regulatory permits/filings or approvals entered into in the ordinary course of business provided that the Company receives fair market value consideration, (ii) the abandonment of Intellectual Property that is, in the reasonable judgment of the Company, no longer profitable, economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (iii) any disposition of property solely for cash, so long as, solely for purposes of this clause (iii), the following conditions are met:  (x) no Event of Default exists or would result therefrom and (y) the aggregate amount of dispositions during any fiscal year shall not exceed $250,000 with such limit not permitted to be carried over to any subsequent fiscal year,

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(s) attached to the Purchase Agreement, (c) capital lease obligations and purchase money indebtedness of up to $250,000, in the aggregate at anytime outstanding, incurred in connection with the acquisition of capital assets and lease obligations with respect to recently acquired or leased assets, (d) Indebtedness in respect of payment processing services, netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services incurred in the ordinary course of business and not exceeding $100,000 in the aggregate at anytime outstanding, (e) Indebtedness incurred in the ordinary course of business in respect of letters of credit, performance bonds, bid bonds, customs and appeal bonds, performance and completion guarantees and similar obligations related thereto, (f) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person; (g) Indebtedness of any Subsidiary of the Company owing to the Company and Indebtedness of the Company owing to any Subsidiary of the Company; (h) Indebtedness in respect of the financing of insurance premiums in the ordinary course of business; (i) guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money; (j) Indebtedness in respect of business credit card programs in an aggregate amount not to exceed $200,000 at any time outstanding; (k) Indebtedness that is expressly subordinate to the Debentures pursuant to a written subordination agreement with the Holders that is acceptable to each Holder in its sole and absolute discretion; (l) guarantees of Indebtedness described in clauses (a) through (k); (m) to the extent constituting Indebtedness, obligations secured by Permitted Liens; (n) Indebtedness incurred in connection with Permitted Acquisitions; provided that such Indebtedness remains at all times subordinate to the Debentures pursuant to a written subordination agreement acceptable to the Collateral Agent in its sole discretion; and (o) contingent obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and Investments permitted hereunder.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens in favor of Holder or the Collateral Agent; (b) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (c) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which, if overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) Liens incurred in connection with Permitted Indebtedness under clauses (a) or (e) thereunder, (e) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased; (f) leasehold interests in leases or subleases entered into in the ordinary course of the Company’s business; (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (h) any other Liens, solely to the extent not securing Indebtedness for borrowed money, in an amount not to exceed collectively $250,000 at any time in the aggregate; (i)  Liens existing on the date hereof and set forth on Schedule 3.1(s) to the Purchase Agreement.   Notwithstanding anything contained herein to the contrary in no event shall the aggregate amount of all Permitted Liens exceed $250,000 at any time outstanding; (j) Liens (other than any lien created by section 406B of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return of money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property); (k) any attachment or judgment Lien that does not constitute an Event of Default hereunder; (l) the filing of precautionary UCC financing statements relating solely to leases of personal property entered into in the ordinary course of business and the filing of UCC financing statements by bailees and consignees in the ordinary course of business; (m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company and its Subsidiaries with any financial institution, in each case, solely with respect to customary baking fees and charges, returned items and charge backs; (n) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods; and (n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect to such insurance policies.

“Prime Rate” means, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the prime rate or base rate announced by the three (3) largest U.S. money center commercial banks, as determined by the Collateral Agent.  If the Prime Rate as determined pursuant to this definition would be less than 6.0%, the Prime Rate will be deemed to be 6.0% for the purposes of this Debenture and the other Transaction Documents.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of [___], 2025 among the Company and the original Holders, as amended, restated, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

Section 2.             Interest.

a)         Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the Applicable Rate, payable monthly on the last Business Day of each calendar month, beginning on the first such date after the Original Issue Date, and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the immediately prior Business Day), in cash.

b)          Interest Calculations. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii).  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”). Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the date, and to the extent, of such change.

c)          Redemption at the Option of the Company.  Except as set forth in Section 2(g), the Company may not prepay all or any portion of the principal amount of this Debenture prior to the first anniversary of the Original Issue Date without the prior written consent of the Holder. Subject to the provisions of this Section 2(c) and Section 2(g), at any time on or after the first anniversary of the Original Issue Date of this Debenture, the Company may, provided that the Equity Conditions are satisfied, deliver a notice to the Holder (a “Company Redemption Notice” and the date such notice is deemed delivered hereunder, the “Company Redemption Notice Date”) of its irrevocable election to prepay all, but not less than all, of the then outstanding principal amount of this Debenture for cash in an amount equal to the entire outstanding principal amount of this Debenture, all accrued and unpaid interest hereunder, the applicable Company Redemption Premium and all other amounts due and payable hereunder (the “Company Redemption Amount”) on the thirtieth (30th) Trading Day following the Company Redemption Notice Date (such date, the “Company Redemption Date”, such thirty (30) Trading Day period, the “Company Redemption Period”).  The Company Redemption Amount shall be due and payable in full in cash (by wire transfer of immediately available funds to the account of the Holder) on the Company Redemption Date.  Notwithstanding the foregoing, if the Equity Conditions cease to be satisfied on any Trading Day during the Company Redemption Period (subject to the proviso below), then, at the option of the Holder, the Company Redemption Notice may be deemed void ab initio, withdrawn and of no force and effect.  The Company covenants and agrees that it will honor all Notices of Conversion tendered by the Holder at any time, and from the time, after the delivery of the Company Redemption Notice through the date all amounts owing thereon are due and paid in full. Concurrently with or promptly (but in no event later than one (1) Trading Day) after the delivery of the Company Redemption Notice to the Holder, the Company shall publicly announce its intention to prepay this Debenture by means of a press release or filing a Current Report on Form 8-K with the Commission. Notwithstanding anything herein contained to the contrary, if any portion of the Company Redemption Amount remains unpaid after the Company Redemption Date (other than as otherwise converted at the election of the Holder) then the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such redemption, ab initio, solely with respect to the portions of Company Redemption Amount not paid. For the avoidance of doubt, the Holder may elect to convert all or a portion of the outstanding principal amount of this Debenture, at any time, and from time to time, pursuant to Section 4 prior to actual payment in cash of the Company Redemption Amount under this Section 2(c) by the delivery of one or more Notices of Conversion to the Company.  For the avoidance of doubt, the Company may not redeem or prepay all or any portion of this Debenture except as set forth in this Section 2(c) or Section 2(d).

d)          Redemption at the Option of the Holder.  Commencing on [___], 20251, the Holder may require the Company to redeem a portion of this Debenture (the “Monthly Holder Redemption Right”) of up to $_____2 per calendar month (the “Monthly Allowance”).   The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending a written notice (each a “Holder Redemption Notice”), to the Company by not later than 11:59 P.M. (local time in New York, New York) on the last Trading Day of such calendar month, which Holder Redemption Notice shall specify the principal amount to be redeemed up to the Monthly Allowance (the “Holder Redemption Amount”).  The Holder Redemption Amount shall be due and payable by the Company in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Holder Redemption Notice.

e)           Late Fee.  All overdue accrued and unpaid interest or Holder Redemption Amount to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of (x) the Applicable Rate plus 3 percentage points or (y) the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from such Interest Payment Date or the date such Holder Redemption Amount is due hereunder through and including the date of actual payment in full of such interest payment or Holder Redemption Amount.

1 NTD: 120 days from the Original Issue Date.
2 NTD: $500,000 pro rated among debentures.

f)           Original Issue Discount. The Principal Amount will be funded with an original issue discount of $2,222,222 in the aggregate (the “Original Issue Discount”). The Company acknowledges and agrees that the Original Issue Discount is not a fee for services, but compensation to the Holders for the foregone use of money. All Original Issue Discount shall be fully earned by the Holders on the Original Issue Date.

g)           Permitted Disposition Prepayment. In the event that (i) the Company consummates a Permitted Disposition pursuant to clause (i) of the definition of Permitted Disposition, and (ii) such Permitted Disposition results in an upfront payment to the Company in excess of $1,000,000 in the aggregate, exclusive of any payments made to the Company on account of reimbursement of research and development activities and any other out-of-pocket costs or expenses to be incurred by the Company in connection with such Permitted Disposition (the “Permitted Disposition Payment”), the Company shall promptly (but in any event within two (2) Trading Days) after the public announcement of such Transaction, notify the Holder in writing that such Permitted Disposition has occurred (the “Permitted Disposition Notice”). Within two (2) Trading Days after the Holder’s receipt of the Permitted Disposition Notice, the Holder shall have the right, upon written notice to the Company (the “Prepayment Notice”), to request the Company to apply up to twenty-five percent (25%) of the Permitted Disposition Payment to the principal amount of this Debenture (the “Prepayment Amount”).  If the Holder fails to deliver the Prepayment Notice to the Company within such two (2) Trading Days period, the Company shall not be obligated to prepay any portion of the principal amount of this Debenture in connection with the applicable Permitted Disposition.  If the Holder, pursuant to the Prepayment Notice, elects to cause the Company to prepay the principal amount of this Debenture, then the Company shall, within five (5) Trading Days after its receipt of the Prepayment Notice, prepay the then outstanding principal amount of this Debenture for cash in an amount equal to the Prepayment Amount, without application of the Company Redemption Premium.

Section 3.             Registration of Transfers and Exchanges.

a)        Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

b)           Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)          Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.             Conversion.

a)           Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d)).  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted (the “Converted Amount”) and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Debenture as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the shares on the Share Delivery Date; provided that immediately upon receipt of the shares on the Share Delivery Date, Holder shall conspicuously mark this Debenture as “cancelled”. The outstanding principal amount of this Debenture will be reduced by the Conversion Amount as of the Conversion Date.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

b)          Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $[___]3,  subject to adjustment herein (the “Conversion Price”).

c)           Mechanics of Conversion.

i.          Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted, plus, at the option of the Holder, accrued and unpaid interest on the Converted Amount, by (y) the Conversion Price.

3 NTD: Conversion Price equal to 100% premium to the average 5 daily VWAPs prior to the Closing Date.

ii.          Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Debenture. On or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.  As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

iii.          Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iv.          Obligation Absolute.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Conversion Shares required to be delivered hereunder in accordance with the terms hereof. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 for the Company’s failure to deliver Conversion Shares within the period specified herein. Without limiting the foregoing, the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.          Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Debenture as required pursuant to the terms hereof.

vi.          Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Debenture.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Resale Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Resale Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vii.          Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.          Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)           Holder’s Conversion Limitations.  The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Debenture is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the reasonable written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture.  The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply.  Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

Section 5.             Certain Adjustments.

a)          Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b)           [Reserved].

c)           [Reserved].

d)           [Reserved].

e)           Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)           Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)           Notice to the Holder.

i. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall promptly (but in no event later than one (1) Trading Day after delivery of such notice) issue a press release or file a Current Report on Form 8-K disclosing such information. For the avoidance of doubt, the Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.             Covenants. As long as any portion of this Debenture remains outstanding:

a)         Minimum Cash. The Company shall at all times maintain a cash balance of the lesser of (x) $15,000,000 and (y) (i) the then outstanding principal amount of this Debenture plus (ii) $3,000,000 (the lesser of (x) and (y) (the “Cash Minimum”), in a deposit account subject to an Account Control Agreement (the “Cash Minimum Account”).  In connection with any redemption or conversion of all or any portion of this Debenture which results in the amount of cash in the Cash Minimum Account exceeding the Cash Minimum, the Collateral Agent shall promptly instruct the depositary institution where the Cash Minimum Account is located to transfer the excess, if any, of the amount then on deposit in the Cash Minimum Account over the Cash Minimum to an operating account of the Company at such depository institution. In addition, in the event the Company has at any time or has an expectation that in the next 30 days it will have an aggregate cash balance in its deposit accounts (including for the avoidance of doubt the Cash Minimum Account) equal to or less than the Cash Minimum plus $6,000,000, the Company shall promptly (but in any event within two (2) Trading Days after such event occurs) notify the Holder in writing and issue a press release or file a Current Report on Form 8-K with the Commission reporting such event; provided, that, if such notification is made within ten (10) days prior to the time required by law or regulation (including the Securities Act and the Exchange Act) for the filing of the Company’s next Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, then the Company may disclose such event in its next Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, in lieu of issuing a press release or filing a Current Report on Form 8-K with the Commission reporting such event.

b)          Deposit Accounts. As soon as reasonably practicable, but in any event within 45 days after the date hereof (or such later date as reasonably agreed to by the Collateral Agent), the Company shall cause each of its and the Guarantors’ deposit accounts located in the United States other than an Excluded Account to be subject to Account Control Agreements at all times thereafter; and

c)           Affirmative Covenants. The Company shall, and shall cause each of its Subsidiaries to:

i.
preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction where failure to do so could reasonably be expected to result in a Material Adverse Effect;

ii.
provide to Collateral Agent and the Holder, promptly upon becoming aware thereof (and in any event within three days after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement of such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

iii.
(a) pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) timely file all material tax returns required to be filed (subject to any valid extension), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;

iv.
(a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

v.
comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property provided that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; and

vi.
maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.  All such insurance policies required pursuant to clause (a) of this Section shall name the Collateral Agent as a loss payee (in the case of property or other casualty insurance) and an additional insured (in the case of liability insurance).

Section 7.             Negative Covenants. As long as any portion of this Debenture remains outstanding, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)	other than Permitted Indebtedness, except with the prior written consent of the Collateral Agent, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind;

b)
other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)	amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d)
repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than repurchases of Common Stock or Common Stock Equivalents of departing employees, officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors in any fiscal year; provided that nothing in this subsection (d) shall prohibit the conversion of the Company’s existing Indebtedness into Common Stock or the cashless exercise of options or warrants;

e)
repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness other than the Debentures, except for (i) the repayment of Indebtedness occurring on the Original Issue Date with the proceeds of the Debentures, (ii) regularly scheduled principal and interest payments of Permitted Indebtedness as in effect as of the Original Issue Date or as permitted to be incurred pursuant to Section 7(a) of this Debenture, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs, and (iii) payments on any other Indebtedness agreed to by Holder in writing from time to time.

f)	pay cash dividends or distributions on any equity securities;

g)
assign, sell, transfer, license, lease or otherwise dispose of any its assets (including, without limitation, any disposition to any Subsidiary that has not executed and delivered the Subsidiary Guaranty and the Security Agreement to the Collateral Agent) other than  Permitted Dispositions;

h)
make or hold any Investments other than (collectively, “Permitted Investments”): (a) Investments existing on the date of the Purchase Agreement and that are disclosed in the SEC Reports (provided, for clarity, that neither the Company nor any Subsidiary shall increase the size of its Investment in any such Investment existing on the date of the Purchase Agreement other than in accordance with this Debenture and the other Transaction Documents), (b) Investments in cash and cash equivalents, (c) Investments in Subsidiaries (i) that have executed and delivered the Subsidiary Guaranty and the Security Agreement to the Collateral Agent and (ii) that are not Guarantors in an amount not to exceed $100,000 in the aggregate in any calendar year; (d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (e) shall not apply to Investments of the Company in any Subsidiary thereof; (f) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business; (g) Permitted Acquisitions; (h) Investments consisting of licensing or sublicensing of intellectual property rights that are deemed Permitted Dispositions; (i) guarantees permitted hereunder; provided that Investments pursuant to clauses (a) through (i) above do not exceed $250,000 in the aggregate per calendar year;

i)
enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval) and transactions permitted in the organizational documents of the Company; or

j)
form, establish or acquire any New Subsidiary unless such New Subsidiary unless such New Subsidiary executes and delivers a joinder to the Subsidiary Guaranty and Security Agreement to the Collateral Agent immediately thereupon.

Section 8.             Events of Default.

a)           “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.
  any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 3 Trading Days;

ii.
the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (xi) below) or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the date the Company has become or should have become aware;

iii.	a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;

iv.
any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report (excluding any projections or forward-looking information), financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made; provided, that, with respect to any such representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company that is capable of being cured, such failure must continue for thirty (30) days after the earlier of (i) the receipt by the Company of written notice thereof by the Holder and (ii) knowledge thereof by the Company;

v.	the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vi.
the Company or any Subsidiary shall default on any of its obligations under any Indebtedness, that involves an obligation greater than $500,000, and results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.
the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market as of the Conversion Date and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

viii.	the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any Change of Control Transaction or Fundamental Transaction;

ix.
the Resale Registration Statement or any additional registration statement required under the Registration Rights Agreement, in each case, shall not have been filed, declared effective and remained in effect, in each case, as required by the Registration Rights Agreement;

x.
if, during the Effectiveness Period (as defined in the Registration Rights Agreement), either (a) the effectiveness of the Resale Registration Statement lapses for any reason or (b) the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Resale Registration Statement for a period of more than 20 consecutive Trading Days or 30 non-consecutive Trading Days during any 12 month period;

xi.
the Company shall fail for any reason to deliver Conversion Shares to a Holder prior to the third Trading Day after a Conversion Date pursuant to Section 4(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

xii.	any Person shall breach any agreement delivered to the initial Holders pursuant to Section 2.2 of the Purchase Agreement;

xiii.	the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

xiv.
any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $250,000 (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), and such judgment, writ or similar final process shall remain unsatisfied, unvacated, unbonded or unstayed for a period of 30 calendar days;

xv.
any Transaction Document shall for any reason fail or cease to create a valid Lien on the collateral described therein in favor of the Collateral Agent, or any material provision of any Transaction Document shall at any time for any reason cease to be valid and legally binding on or enforceable against the Company or the applicable Subsidiary, the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company, any Subsidiary or any governmental authority having jurisdiction over the Company or any such Subsidiary, seeking to establish the invalidity or unenforceability thereof;

xvi.	the occurrence of a Material Adverse Effect; or

xvii.
Company or any officer, director, shareholder or managing employee thereof, (i) shall have been found guilty of an act of fraud or shall have been indicted for or convicted of a felony crime, or (ii) shall have become subject to any civil or criminal prosecution, enforcement, asset forfeiture or any other civil or criminal enforcement action or proceeding brought by any US federal governmental authority.

b)        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Required Holders’ election, immediately due and payable in cash at the Mandatory Default Amount; provided that such acceleration shall be automatic, without any notice or other action of the Required Holders required, in respect of an Event of Default occurring pursuant to clause (v) of Section  7(a).  Commencing 5 days after the occurrence and continuance of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of (x) the Applicable Rate plus 7 percentage points or (y) the maximum rate permitted under applicable law.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9              Miscellaneous.

a)          Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of the Holder appearing on the books of the Company, or if no such email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)           Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)         Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof other than Sections 5-1401 and 5-1502 of the New York General Obligations Law.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e)           Waiver.  Any waiver by the Company or the Required Holders of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Required Holders to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion.  Any waiver by the Company or the Required Holders must be in writing.

f)          Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Debenture.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.

h)          Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day.

i)          Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j)           Secured Obligation.  The obligations of the Company under this Debenture are secured by substantially all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of [___], 2025, by and among the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein).

Section 10.          Disclosure.   Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, in the event that the Company believes that such notice contains material, non-public information relating to the Company or its Subsidiaries, the Company shall so indicate in such notice that it contains material, non-public information relating to the Company or its Subsidiaries and shall promptly (but in no event later than one (1) Trading Day after delivery of such notice) issue a press release or file a Current Report on Form 8-K disclosing such information.  If the Company does not indicate to the Holder with delivery of such notice that it contains material, non-public information relating to the Company or its Subsidiaries, the Holder shall be allowed to presume that all matters set forth in such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

PDS BIOTECHNOLOGY COMPANY

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Senior Secured Convertible Debenture due [___], 2028 of PDS Biotechnology Corporation, a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Debenture, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Payment of Interest in Common Stock __ yes __ no
If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:
Account No:

Schedule 1

CONVERSION SCHEDULE

The Senior Secured Convertible Debentures due on [___], 2028 in the aggregate principal amount of $22,222,222.00 are issued by PDS Biotechnology Corporation, a Delaware corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest